Exhibit (d)(44)

June 7, 2007

RME Finance Ltd.

3, Chrysantou Mylona Street

P.C. 3030, Limassol

Republic of Cyprus

Attention: Director

Dear Sir or Madam:

Reference is made to the $28,500,000 Facility Agreement, dated August 26, 2004 and as amended from time to time (the “Credit Agreement”), between Moscow CableCom Corp. (the “Company”), ZAO Comcor-TV and RME Finance Ltd., formerly known as Columbus Nova DF Limited (the “Agent”), as original lender, agent and security agent,

Section 17.5 of the Credit Agreement requires Agent’s prior written consent to any amalgamation, demerger, merger or corporate restructuring by the Company. On February 21, 2007 the Company, Renova Media Enterprises Ltd. and Galaxy Merger Sub Corporation (“Merger Sub”), entered into an agreement and plan of merger providing for the merger of Merger Sub with and into the Company (the “Merger”).

Kindly indicate your consent, as Agent under to the Credit Agreement and as required pursuant to Section 17.5 thereof, to the Merger, by executing a counterpart of this letter and returning it to the undersigned at your earliest convenience.

Sincerely yours,

/s/ Andrew Intrater
Andrew Intrater Chairman of the Board

AGREED:

RME Finance Ltd

/s/ Panayiota Constantinou
Name:	Panayiota Constantinou
Title:	Director